EXHIBIT 99.2

WORLDWIDE COMPENSATION, INC.

Reviewed Financial Statements
September 30, 2009 and 2008

WORLDWIDE COMPENSATION, INC.
Balance Sheet
September 30, 2009

ASSETS
Cash and cash equivalents	$477,387
Accounts receivable	354,159
Prepaid expenses	97,296
Total current assets	928,842

Property and equipment, net	142,435
Other assets	2,700

Total assets	$1,073,977

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$206,130
Accrued liabilities	194,661
Obligation to repurchase common shares	210,972
Deferred revenue	1,739,220

Total current liabilities	2,350,983

Long term liabilities:
Deferred revenue	690,589

Total liabilities	3,041,572

Commitments and contingencies

Shareholders' equity:
Preferred stock:
Series B, no par, 5,102,040 shares authorized, issued, and
outstanding at September 30, 2009 (Aggregate
liquidation preference of $2,500,000)	2,479,449
Series A, no par, 7,597,882 shares authorized, issued, and
outstanding at September 30, 2009 (Aggregate
liquidation preference of $1,873,638)	1,812,082
Common stock, no par, 35,000,000 shares authorized,
19,360,080 shares issued and outstanding
at September 30, 2009	149,980
Additional paid-in capital	20,796
Accumulated deficit	(6,429,902)

Total shareholders' equity	(1,967,595)

Total liabilities and shareholders' equity	$1,073,977

WORLDWIDE COMPENSATION, INC.
Statement of Income and Expense
(Reviewed)
	Nine Months Ended
	September 30,
	2009	2008

Revenues	$590,210	$135,340

Operating expenses	3,117,875	2,174,222

Net loss	$(2,527,665)	$(2,038,882)

The accompanying notes are an integral part of these financial statements

WORLDWIDE COMPENSATION, INC.
Statement of Shareholders' Deficit
(Reviewed)

							Additional		Total
	Preferred Stock				Common Stock		Paid-In	Accumulated	Shareholders'
	Series B Shares	Amount	Series A Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2008	5,102,040	$2,479,449	7,597,882	$1,812,082	18,245,080	$31,102	$12,267	$(3,902,237)	$432,663

Issuance of common stock for services	-	-	-	-	1,115,000	246,000	-	-	246,000

Net reclassification of unvested shares
subject to repurchase to liabilities	-	-	-	-	-	(127,122)	-	-	(127,122)

Stock based compensation	-	-	-	-	-	-	8,529	-	8,529

Net loss	-	-	-	-	-	-	-	(2,527,665)	(2,527,665)

Balances at September 30, 2009	5,102,040	$2,479,449	7,597,882	$1,812,082	19,360,080	$149,980	$20,796	$(6,429,902)	$(1,967,595)

The accompanying notes are an integral part of these financial statements

WORLDWIDE COMPENSATION, INC.
Statement of Cash Flows
(Reviewed)
	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(2,527,665)	$(2,038,882)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	24,000	24,549
Interest on notes converted to convertible preferred stock	-	1,662
Non-cash stock based compensation	8,529	10,284
Issuance of common stock for services	246,000	83,850
Changes in operating assets and liabilities:
Accounts receivable	(294,159)	(520,270)
Prepaid expenses and other assets	(88,258)	(52,674)
Accounts payable	119,595	61,990
Accrued liabilities	81,777	79,414
Deferred revenue	1,186,000	969,295
Due to officers	-	(2,132)

Net cash used by operating activities	(1,244,181)	(1,382,914)

Cash flows from investing activities:
Purchase of property and equipment	(28,739)	(45,468)

Net cash used by investing activities	(28,739)	(45,468)

Cash flows from financing activities:
Proceeds from notes payable	-	200,000
Proceeds from issuance of preferred stock, net of issuance costs	-	2,277,787

Net cash provided by financing activities	-	2,477,787

Increase (decrease) in cash and cash equivalents	(1,272,920)	1,049,405

Cash and cash equivalents, beginning of period	1,750,307	996,178

Cash and cash equivalents, end of period	$477,387	$2,045,583

Supplemental disclosure of cash flow information
Cash paid for income taxes	$800	$800

Supplemental disclosure of non-cash transactions
Obligation to repurchase common shares	$127,122	$83,850
Conversion of principal and accrued interest on convertible notes
to Series B convertible preferred stock	$-	$201,662
Marketing consideration received in exchange for services	$110,830	$100,000

The accompanying notes are an integral part of these financial statements

Note 1 - Organization:

Business activity - Worldwide Compensation, Inc. (the “Company”) was incorporated in the state of California in 2006.  The Company is a fully integrated global compensation and software provider that enables companies to align and reward people worldwide.  The Company maintains one location in California.

Going concern - The accompanying financial statements of Worldwide Compensation, Inc. have been prepared in accordance with the accounting principles generally accepted in the United State of America (“GAAP”), which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. Since inception, the Company has accumulated a deficit of approximately $6.4 million and experienced significant negative cash flow from operations during the nine month periods ending September 30, 2009 and 2008. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Management has been able, thus far, to finance the losses and growth of the business through private equity and debt financing and cash payments from customers.  Management expects operating losses and negative cash flows to continue for the foreseeable future, but anticipates that losses will decrease because of revenues generated from the Company’s products and services.  Management believes that it will be able to obtain additional capital from private equity or from other sources. At September 30, 2009, the Company had approximately $477,000 in cash and cash equivalents. The Company will need to raise additional capital in order to sustain long-term operations. However, such sources may not be available on acceptable terms, if at all.

In light of these conditions, the Company’s ability to continue as a going concern is dependent upon its ability to meet financing requirements, and to ultimately achieve profitable operations.  If additional financial resources are not available, the Company may need to significantly curtail operations or even cease operations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Acquisition by Taleo Corporation - On September 14, 2009, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by Taleo Corporation (“Taleo”). In January 2010, the acquirer paid approximately $14 million in cash, in exchange for all of the issued and outstanding capital stock, options and warrants of the Company that Taleo does not already own. Fifteen percent (15%) of the consideration has been placed into escrow for one year following the closing to be held as security for losses incurred by Taleo in the event of certain breaches of the representations and warranties contained in the Merger Agreement or certain other events. The acquisition has been approved by both companies’ boards of directors.

Note 1 – Organization (continued):

Acquisition by Taleo Inc. (continued) - In connection with the execution of the Merger Agreement, Taleo terminated the purchase option (See Note #5).

Note 2 - Significant accounting policies:

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Risks and uncertainties - The Company’s products are concentrated in an industry which is characterized by significant competition, rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards.  The success of the Company depends on management’s ability to anticipate and to respond quickly and adequately to technological developments in the industry, and changes in customer requirements or industry standards.  Any significant delays in the development or introduction of products could have a material adverse effect on the Company’s business and operating results.

Concentration of credit risk - Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable.  Substantially all the Company’s cash and cash equivalents are held by one financial institution that management believes is of high credit quality.  Such deposits may, at times, exceed federally insured limits.

Contracts with four customers accounted for approximately 97% of revenues for the nine months ended September 30, 2009. Contracts with two customers accounted for approximately 70% of revenues for the nine months ended September 30, 2008.

At September 30, 2009, approximately 91% of the Company’s accounts receivable is due from four customers. Management believes that the customer balances are fully collectible.

Cash and cash equivalents - The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents.

Cash equivalents are carried at cost which approximates fair value. The Company's cash and cash equivalents consist of monies held in bank deposits, money market funds, and high-quality commercial paper with maturity dates of less than three months.

Accounts receivable - The Company extends credit to its customers in the normal course of business.  The Company sells its products and services to both direct customers and distributors.  The Company does not require cash collateral or other security to support customer receivables.  The Company performs on-going credit evaluations of its customers’ financial condition as well as an analysis of the aging of receivables to estimate allowances for potential credit losses. The provision for doubtful accounts is recorded as a charge to operating expense when a potential loss is identified.  Losses are written off against the allowance when determined to be uncollectible. There is no recorded allowance as of September 30, 2009.

Impairment of long-lived assets - The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No impairments have been recorded to date.

Note 2 - Significant accounting policies (continued):

Property and equipment - Property and equipment is stated at cost net of accumulated depreciation and amortization.  Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, which ranges from three to seven years.  Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

Repair and maintenance costs are expensed as incurred.  Depreciation and amortization expense for each of the nine months ended September 30, 2009 and 2008 was approximately $24,000.

Property and equipment, net at September 30, 2009 was approximately as follows:

Internet server infrastructure	$105,000
Computer software	54,000
Office equipment and computers	48,000
207,000
Less: Accumulated depreciation and amortization	(65,000)
Property and equipment, net	$ 142,000

Income taxes - The Company accounts for income taxes under the asset and liability method, which requires that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statements reported amounts.  In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carry forwards.  A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

The Company evaluates its tax provisions for any potential uncertain tax positions. If applicable, the Company accrues for those positions identified which are not deemed more likely than not to be sustained if challenged. The Company has elected to defer application of Accounting for Uncertain Tax Positions until the year ending December 31, 2009.

Revenue recognition - The Company derives its revenue from fixed subscription fees for access to and use of its application software as well as from related set up and configuration fees.  These other services are generally sold in conjunction with the Company’s subscriptions. The Company recognizes revenue when all of the following conditions have been met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is probable. If collection is not considered probable, revenue is recognized when the sales return contingency expires and fees are collected for the services.

Note 2 - Significant accounting policies (continued):

Revenue recognition (continued) - The Company determines whether its arrangements containing multiple deliverables contain more than one unit of accounting. Multiple element arrangements require the delivery or performance of multiple products, services and/or rights to use assets. To qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis and there must be objective and reliable evidence of fair value of the undelivered element. The Company has determined that it does not have objective and reliable evidence of fair value of each element of its arrangements. As a result, these other services do not qualify for separate accounting and the Company recognizes the other services revenue together with the subscription fees ratably over the non-cancelable term of the subscription agreement. The term commences on the “go live date” of the customer’s software program and is generally one to five years.

Stock-based compensation - Stock based compensation expense for options granted for the nine months ended September 30, 2009 and 2008 was approximately $9,000 and $8,000, respectively.  As required under previous accounting standards, there was no stock-based compensation expense recorded related to fair value of stock options issued to employees prior to January 1, 2006.

The Company uses the Black-Scholes option pricing model to value its options issued.  The expected life computation is based on historical exercise patterns and post-vesting termination behavior.  The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.  The Company continues to recognize stock based compensation using the accelerated multiple-option approach.  Because stock-based compensation expense recognized in the Statement of Income and Expense for the periods ended September 30, 2009 and 2008 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company’s determination of fair value of share-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined using an option-pricing model that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Note 2 - Significant accounting policies (continued):

Stock-based compensation (continued) - The Company accounts for stock-based compensation arrangements with non-employees based on the estimated fair value of the equity instrument using the Black-Scholes pricing model.  The value of the equity instrument is charged to earnings over the term of the related service agreement.

Capitalized software development costs - Software development costs are accounted for upon the establishment of technological feasibility and is discontinued when the product is available for sale. The establishment of technological feasibility and the ongoing assessment for recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. As of September 30, 2009, the Company did not have any capitalized software development costs as the costs incurred subsequent to the establishment of technological feasibility were insignificant.

Research and development - Costs incurred in research and development are expensed as incurred. The research and development expense is included in operating expenses in the Statement of Income and Expense.

Advertising - The Company expenses advertising costs as incurred. During the nine months ended September 30, 2009 and 2008, the Company received advertising services from a customer that were valued at approximately $111,000 and $100,000, respectively. The advertising services received were exchanged for the Company’s services. The Company recorded the fair value of the advertising services received in exchange for Company services as revenue for service consideration received from the customer and expense for services provided by the customer for the respective periods.

Recent accounting pronouncements - In September 2009, the Financial Accounting Standards Board (“FASB”) approved new accounting guidance for revenue arrangements that contain multiple components to be delivered to a customer (“deliverable”). This standard provides guidance for establishing fair value for a deliverable. When vendor-specific objective evidence or third-party evidence of fair value for deliverables in an arrangement cannot be determined, companies will be required to develop a best estimate of the selling price of separate deliverables and allocate consideration for the arrangement using the relative selling price method. This guidance is effective as of the beginning of an entity’s fiscal year that begins after June 15, 2010. However, early adoption is permitted. The Company is currently evaluating when the Company will adopt the new guidance. The Company expects this guidance will have a significant impact on the Company’s revenue recognition policy and financial statements, however, the Company has not determined the impact as of September 30, 2009.

Note 3 - Income taxes:

The Company incurred corporate tax expenses comprised of required minimum tax payments to applicable tax jurisdictions for the nine months ending September 30, 2009 and 2008. The tax expense of $800 each year has been recorded in operating expenses, and was based on an estimated annual loss for each full fiscal year.

The Company has incurred a net operating loss in each period since inception. Based on the available objective evidence, management cannot conclude it is more likely than not that its net deferred tax assets will be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets.

Note 4 - Commitments and contingencies:

Leases - The Company leases facilities under an operating lease with unrelated parties. The lease is on a month-to-month basis. Rent expense for the nine months ended September 30, 2009 and 2008 was approximately $28,000 and $27,000, respectively.

Legal contingencies - Periodically the Company is involved in certain legal actions and claims arising in the ordinary course of business. It is the opinion of management that such litigation and claims will be resolved without a material adverse effect on the Company's financial position.

Note 5 - Convertible preferred stock:

During September 2008, the Company’s Board of Directors approved the issuance of 5,102,040 shares of Series B preferred stock at a purchase price of approximately $0.49 per share, aggregating approximately $2,500,000 in gross proceeds.

The Company’s Board of Directors is authorized to designate the rights and preferences of each series of preferred stock and to establish the number of shares in each series.  At September 30, 2009, 12,699,922 shares of preferred stock were authorized by the Company’s articles of incorporation, of which 7,597,882 shares have been designated as Series A and 5,102,040 shares have been designated as Series B.

The rights, preferences and privileges of the convertible preferred stock are as follows:

Voting - The holders of the convertible preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to the stockholders for a vote.  Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Dividends - The holders of the outstanding shares of Series A and B convertible preferred stock are entitled to receive, when and if declared by the Board of Directors, a non-cumulative dividend at the annual rate of $0.0197 and $0.0392, respectively.  Such dividends are payable in preference to any dividends for common stock declared by the Board of Directors.  No dividends have been declared to date.

Conversion - Each share of Series A and B preferred stock is convertible, at the option of the holder, into fully paid shares of common stock determined by dividing the original issue price of $0.2466 and $0.49, respectively, by the conversion price. The conversion price is equivalent to the original issue price and is subject to adjustment, as defined by the amended Articles of Incorporation.

Liquidation - Upon liquidation, dissolution, or winding up of the Company, the holders of the Series B convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of shares of common stock or Series A convertible preferred stock, an amount equal to $0.49, plus any declared but unpaid dividends on such share (“Series B”). After the payment to Series B, the holders of the Series A convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of shares of common stock, an amount equal to $0.2466, plus any declared but unpaid dividends on such share (“Series A”). After the payment to Series B and Series A, all remaining assets available for distribution, if any, shall be distributed ratably among the holders of the convertible preferred stock and common stock based on the number of shares of common stock held by each, assuming conversion into common stock of all such shares, with holders of Series A and B convertible preferred stock not entitled to receive distributions in excess of $0.7398 and $1.47 per share, respectively.  If available assets are insufficient to pay the full liquidation preference, the available assets will be distributed pro rata first to the holders of Series B convertible preferred stock and next to the holders of Series A convertible preferred stock.

In connection with the Series B Preferred financing, the Company’s Board of Directors approved and the Company executed, a Purchase Option Agreement (“Purchase Option”) with Taleo Corporation, (“Taleo”) exercisable commencing June 3, 2009 and expiring on December 3, 2009.  The Purchase Option is irrevocable and Taleo has no obligation to exercise the option. In September 2009, the Company entered into a Merger Agreement with Taleo under different terms than stated in the Purchase Option. (See Note #1)

Note 6 - Common stock:

The Company’s Articles of Incorporation authorize the Company to issue 35,000,000 shares of common stock. The Company is required to reserve the amount of common stock shares necessary to effect the conversion of all outstanding series of convertible preferred stock.

Reserved shares of common stock – At September 30, 2009, the Company had reserved shares of common stock for future issuance as follows:

Series A convertible preferred stock	7,597,882
Series B convertible preferred stock	5,102,040
Stock options outstanding	820,000
Stock options available for grant	50,000
Total shares reserved	13,569,922

Restricted common stock - Certain shares of common stock outstanding are under stock restriction agreements. According to the terms of the agreements, in the event that a purchaser ceases their relationship with the Company, the Company has the right to repurchase, at the original purchase price, shares issued and unvested subject to various vesting terms over four years. As of September 30, 2009 the Company had 2,130,000 shares subject to repurchase, which were granted from the 2007 Stock Incentive Plan (See Note #7). At September 30, 2009 the company recorded a liability of approximately $211,000 for the unvested shares subject to repurchase.

Note 7 - Stock incentive plan:

In 2007, the Company established its 2007 Stock Incentive Plan (the “Plan”) which provides for the granting of stock awards as defined in the Plan to employees, consultants, officers and directors of the Company.  Options granted under the Plan may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”).  ISOs may be granted only to Company employees (including officers and directors who are also employees).  NSOs may be granted to Company employees, officers, directors and consultants.  The Company has reserved 3,000,000 shares of common stock for issuance under the Plan.

To date, options granted generally have a six year life and vest over four years at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter.  Certain option-holders have the right to exercise stock options prior to vesting. The shares held by these individuals are subject to a right of repurchase until the full vesting period has concluded.  As of September 30, 2009, no such shares were subject to repurchase.

Note 7 - Stock incentive plan (continued):

The following table summarizes information about stock options outstanding at September 30, 2009:
		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price
Balance at January 1, 2009	1,165,000	820,000	$0.05
Restricted stock awarded	(1,115,000)	-	$0.23
Balance September 30, 2009	50,000	820,000	$0.09

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Life	Number Exercisable	Weighted- Average Exercise Price
$0.0 to $0.05	200,000	$0.05	3.8	106,370	$0.05
$0.05 to $0.10	620,000	$0.10	4.4	263,945	$0.10
	820,000			370,315

The Company calculated the fair value of each option grant on the date of grant using the following factors:

Expected option life	4.25
Forfeiture rate	25%
Expected volatility	100%
Risk free rate	2.5%-4.6%
Dividend rate	0%

The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options’ vesting term, and contractual expiration period as the Company did not have sufficient historical information to develop reasonable expectations about the exercise patterns and the post-vesting employment termination behavior.  The expected stock price volatility assumptions for the Company’s stock options for the nine months ended September 30, 2009 and 2008 were determined by examining the historical volatilities or industry peers, as the Company did not have any trading history for its common stock. The risk-free rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

The weighted average fair value of the options granted in 2009 and 2008 was $0.07 and $0.10, respectively. As of September 30, 2009, there was approximately $25,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan.  These costs are expected to be recognized over a period of approximately three years.

There were no stock options granted to non-employees that are not board members during the nine months ended September 30, 2009 and 2008.

During the nine months ended September 30, 2009, no stock options were granted. For the nine months ended September 30, 2008, 895,000 stock options were granted.

Note 8 - Related party transactions:

The Company purchased financial and administrative services from RAF Capital, LLC ("RAF”) during 2008. RAF is owned by a member of the Board of Directors.  Amounts paid to RAF for the nine month period ended September 30, 2008 were approximately $45,000. During 2008 and 2009, the Company contracted financial and administrative services from a shareholder. Amounts paid to this shareholder were approximately $29,000 and $12,000 for the nine month periods ended September 30, 2009 and 2008, respectively.

The Company contracts engineering services from OMIX, Inc ("OMIX”). OMIX is owned by a director and member of management. Amounts paid to OMIX for the nine months ended September 30, 2009 and 2008 were approximately $128,000 and $66,000, respectively.

Note 8 - Related party transactions (continued):

The Company contracts management and operation services from Foghorn Consulting, Inc ("Foghorn”). Foghorn is owned by a member of management. Amounts paid to Foghorn for the nine months ended September 30, 2009 and 2008 were approximately $94,000 and $58,000, respectively.

The Company contracts consulting services from Taleo Corporation ("Taleo”) in the form of a commission agreement. Taleo is an investor in the Company. Amounts paid to Taleo for commission fees for the nine months ended September 30, 2009 and 2008 was $100,000 and $8,000, respectively.

Note 9 - Employee benefit plan:

The Company has a 401(k) Profit Sharing Plan (the " 401(k) Plan") in which employees who have met certain service and eligibility requirements may participate.  Each eligible employee may elect to contribute to the 401(k) Plan, and the Company may make discretionary contributions.  The Company did not make any contributions for the nine months ended September 30, 2009 and 2008.

In December 2009, the Company’s Board of Directors elected to terminate the 401(k) Plan in connection with the Merger Agreement with Taleo (See Note 1). The 401(k) Plan will terminate in accordance with the terms of the Plan agreement.